Exhibit 10.6

__________________, 2008

China Ascendance Acquisition Corporation
108 North 4th Ring East Road
QianHe JiaYuan
Building 9, Suite 607
Beijing, 100029, China

Susquehanna Financial Group, LLLP
401 City Avenue, Suite 220
Bala Cynwyd, Pennsylvania 19004

Ladenburg Thalmann & Co. Inc.
590 Madison Avenue
New York, New York 10022

Re:	Initial Public Offering

Gentlemen:

The undersigned shareholder of China Ascendance Acquisition Corporation (“Company”), in consideration of Susquehanna Financial Group, LLLP (“Susquehanna”) and Ladenburg Thalmann & Co. Inc. entering into a letter of intent (“Letter of Intent”) to underwrite an initial public offering of the securities of the Company (“IPO”) and embarking on the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 11 hereof):

1. If the Company solicits approval of its shareholders of a Business Combination, the undersigned will vote all Insider Shares beneficially owned by it in accordance with the majority of the votes cast by the holders of the IPO Shares.

2. The undersigned hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Fund and any remaining net assets of the Company as a result of such liquidation with respect to its Insider Shares (“Claim”) and hereby waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Fund for any reason whatsoever.

3. The undersigned acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm reasonably acceptable to Susquehanna that the business combination is fair to the holders of the IPO Shares from a financial point of view.

4. Neither the undersigned, any member of the family of the undersigned, nor any affiliate (“Affiliate”) of the undersigned will be entitled to receive and will not accept any compensation for services rendered to the Company prior to or in connection with the consummation of the Business Combination; provided that undersigned shall be entitled to reimbursement from the Company for its out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.

5. Neither the undersigned, any member of the family of the undersigned, nor any Affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any Affiliate of the undersigned originates a Business Combination.

6. On the Effective Date, the undersigned will escrow the Insider Shares beneficially held by it subject to the terms of a Stock Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.

7. The undersigned has full right and power, without violating any agreement by which it is bound, to enter into this letter agreement.

8. The undersigned hereby waives its right to exercise conversion rights or appraisal rights with respect to any Ordinary Shares of the Company beneficially owned or to be owned by the undersigned, directly or indirectly, and agrees that it will not seek conversion or appraisal with respect to such shares in connection with any vote to approve a Business Combination.

9. The undersigned hereby agrees to not propose, or vote in favor of, an amendment to the Company’s Memorandum and Articles of Association to extend the period of time in which the Company must consummate a Business Combination prior to its liquidation. Should such a proposal be put before shareholders other than through actions by the undersigned, the undersigned hereby agrees to vote against such proposal. This paragraph may not be modified or amended under any circumstances.

10. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The undersigned hereby (i) agrees that any action, proceeding or claim against it arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive, (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and (iii) irrevocably agrees to appoint Graubard Miller as agent for the service of process in the State of New York to receive, for the undersigned and on its behalf, service of process in any Proceeding. If for any reason such agent is unable to act as such, the undersigned will promptly notify the Company and Susquehanna and appoint a substitute agent acceptable to each of the Company and Susquehanna within 30 days and nothing in this letter will affect the right of either party to serve process in any other manner permitted by law.

11. As used herein, (i) a “Business Combination” shall mean the acquisition, through a stock exchange, asset acquisition or other similar business combination, of an operating business, or control of such operating business, through contractual arrangements, that has its principal operations located in the People’s Republic of China; (ii) “Insiders” shall mean all officers, directors and shareholders of the Company immediately prior to the IPO; (iii) “Insider Shares” shall mean all of the Ordinary Shares of the Company acquired by an Insider prior to the IPO; (iv) “Insider Warrants” means the warrants being sold privately by the Company to certain of the Insiders; and (v) “IPO Shares” shall mean the Ordinary Shares issued in the Company’s IPO.

Print Name of Insider

Signature